EXHIBIT 10.6

AMENDED AND RESTATED LICENSE, DEVELOPMENT AND ENGINEERING AGREEMENT

THIS AMENDED AND RESTATED LICENSE, DEVELOPMENT AND ENGINEERING AGREEMENT (“Agreement”) is made and entered into as of November18, 2013 (the “Effective Date”) by and between UNIVERSAL OIL RECOVERY LLC ("UOR"), SRS International (“SRS”) and AMERICAN SANDS ENERGY CORP (“ASEC”) (hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A.	WHEREAS, UOR, ASEC AND SRS International entered into a License, Development and Engineering Agreement dated as of January 24, 2012 (the “Original Agreement”).

B.	WHEREAS, a portion of the Original Agreement has been completed and the parties desire to amend and restate the Original Agreement, as provided herein.

C.	WHEREAS, UOR owns the exclusive trade-secret and know-how rights to make, use and sell a proprietary Solvent (the “UOR Solvent”) and process equipment that extract bitumen from oil sands and other hydrocarbons from solid materials such as sand or shale.

D.	WHEREAS, ASEC and UOR have confirmed the effectiveness of the UOR Solvent to extract bitumen from tar sands and oil sands under laboratory test and demonstration protocols, and through the operation of a pilot system, with an efficiency exceeding 99%, and with less than 2 parts per million of solvent left on the sand, and are confident in the design of a scaled-up, 10,000 tons of tar sand ore per day, low-impact, low-energy, continuous-flow, rock/sand/soil-cleaning and bitumen-recovery process (the “UOR Process”) that:

a.	Uses low-temperature heat to operate more cost-effectively

b.	Consumes no water

c.	Produces no liquid-waste or tailing ponds

d.	Operates in a closed loop system and recovers virtually all of the solvent for re-use

E.	WHEREAS, UOR and ASEC are desirous of entering into this Agreement whereby UOR will license the UOR Process to ASEC and assist ASEC in the design and construction of processing facilities using the UOR Process.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this

Agreement, the parties agrees as follows:

1.	PURPOSE AND DEFINITIONS

(a)           Purpose of this Agreement. This Agreement is entered into for the purpose of ASEC developing tar sands, oil sands and oil shale using certain technology licensed hereunder.

(b)           Definitions.

“Confidential Information” means information (i) disclosed in tangible form that is clearly marked or identified as confidential or proprietary at the time of disclosure or (ii) disclosed in non-tangible form, identified as confidential or proprietary at the time of disclosure, and summarized sufficiently for identification and designated as confidential in a written memorandum sent to the receiving Party within thirty (30) days after disclosure. Confidential Information includes, without limitation, the Licensed Technology including business, financial or technical data, machine-readable or interpreted information, information contained in physical components, mask works or artworks, or combinations of publicly available information that are not publicly available in such combined form.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, through the right or power to appoint a majority of the board of directors, by being the general (or managing) partner or controlling the general (or managing) partner, by contract or trust instrument, or otherwise, and “Controlled” has a corresponding meaning.

“Definitive Agreement” means an agreement providing for the terms and conditions of utilization of the Licensed Technology in connection with project(s) involving a third party which satisfy (or will satisfy) the Criteria set forth in Section 4(a), whether or not such projects are formed as of the date of such Definitive Agreement.

“Designated Party” shall have the meaning set forth in Section 4 (a).

“Designated Project” shall have the meaning set forth in Section 4 (a).

“Designated Property” or “Property” shall have the meaning set forth in Section 4 (a).

“Intellectual Property Rights” means all patents and patent rights (including design patents, patents pending and technology covered by a patent application), copyrights and copyright registrations and trade secrets.

“Invention(s)” or “invention(s)” means any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable.

“License Term” is defined in Section 6.

“Licensed Technology” means the methods and processes through which bitumen, kerogen or other oil products are separated or extracted from matter or substances typically referred to as tar sands, oil sands or oil shale through the use of chemicals, and it includes all aspects which are part of or ancillary to such methods and/or processes such as equipment or catalyst, as developed by or on behalf of UOR or SRS, together with any modifications, improvements, enhancements or derivatives in respect of thereto. By way of example, and not by way of limitation, Licensed Technology includes the UOR Process and UOR Solvent.

“Products” means any and all products, including water, sand, bitumen, kerogen, oil, and heavy metals, if any, that are extracted and recovered using the UOR Process and offered for sale.

“Territory” means (i) the State of Utah, and (ii) any geographic area owned, licensed or to which a third party has rights to develop oil sands, tar sands or oil shale, if such project is a Designated Project in accordance with Section 4.

“UOR Machine” means the Oil Separation and Solvent Recovery Machine originally designed by SRS, and as modified by ASEC and UOR, that, in conjunction with the UOR Solvent, demonstrated the feasibility and efficiency of the UOR Process.

“UOR Process” has the meaning set forth in paragraph B of the Recitals.

“UOR Solvent” means a proprietary solvent developed by UOR that extracts bitumen from tar sands and oil sands under laboratory tests and demonstration protocols, on a 99+% efficiency basis, and that works as a part of and in combination with the SRS Machine, the 3000 BPD Facility and with other facilities designed using the Licensed Technology.

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2.	PREVIOUS WORK ACCOMPLISHED:

(a)           UOR and SRS designed and built the UOR Machine in accordance with the requirements set forth in the Original Agreement, as modified by mutual agreement and in accordance with specifications received by ASEC.

(b)           The UOR Machine was operated for ASEC in July and August of 2012 and June of 2013.

(c)           The results of the testing of the UOR Machine were satisfactory to ASEC and UOR. UOR/SRS shall share all test results and data from such separation of the ASEC Input Materials into its constituent water (if any), bitumen and sand materials.

(d)           UOR and SRS have agreed and consented to ASEC allowing potential investors to witness the tests and to share information with such potential investors, upon the signing of appropriate confidentiality agreements.

(e)           UOR and SRS have agreed and consented to ASEC using the information from such tests in connection with its government filings (including mine permit filings), which may become part of the public record and sharing such information with potential investors.

(f)           UOR and SRS have consented to the use by ASEC of videos of the UOR Machine for promotional purposes.

(g)           The UOR Machine was operated in compliance with all statutes, rules, regulations, decisions and orders of governmental agencies courts, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances.

(h)           In connection with the Original Agreement, the parties acknowledge and agree that there are amounts outstanding in connection with the construction and demonstration of the UOR Machine.

3.	TECHNOLOGY LICENSE

(a)	License Grant. Subject to the terms and conditions herein, UOR and SRS, as the case may be, hereby grants to ASEC, and ASEC accepts, (i) an exclusive, nontransferable license to use the Licensed Technology during the License Term in the Territory, to produce, treat and otherwise develop bitumen, kerogen and other oil products from oil sands, tar sands and oil shale. Following execution of this Agreement, upon ASEC making the payments required under Sections 3(e)(i)(1), 3(e)(i)(2), and 3(e)(i)(3), and delivering the warrants required under Section 3(e)(ii) below, UOR will make available to the COO/Chief Technology Officer of ASEC (currently Robin Gereluk), the Licensed Technology, the results and details of any and all computer simulations and design calculations performed by SRS/UOR on the Licensed Technology, and the design, engineering and other specifications and drawings of the UOR Machine.

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(b)	Limitations on Use.

i.	The Licensed Technology shall be used by ASEC only within the scope of the License Grant in Section 3(a).

ii.	The Licensed Technology may only be separately or independently licensed or sublicensed by ASEC to a third party in accordance with Section 4.

(c)	No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein.

(d)	No Offer for Sale. ASEC hereby acknowledges and agrees that at no time has the Licensed Technology been offered for sale to ASEC.

(e)	License Fees. In connection with the license granted hereunder, ASEC shall pay the following fees:

i.	Cash Payment. The following cash payments shall be paid by wire transfer, pursuant to the wire information attached hereto as Exhibit A:

1.	$25,000 within five (5) business days of the execution of this Amended and Restated License Agreement;

2.	$25,000 within five (5) business days of ASEC raising not less than $500,000 in equity or debt from the date hereof;

3.	$25,000 within five (5) business days of ASEC raising not less than $1,000,000 in equity or debt from the date hereof.

4.	$50,000 within five (5) business days of ASEC raising not less than $2,000,000 in equity or debt from the date hereof.

ii.	Equity Payment. Upon execution hereof, ASEC shall within five (5) business days issue and deliver to UOR warrants to purchase 575,000 shares of ASEC common stock, the form of warrant of which is attached hereto as Exhibit B.

iii.	License Fee Upon ASEC raising an aggregate of capital sufficient such that ASEC discloses publicly in its filings with the Securities and Exchange Commission that it is developing a mine/tar sands property in the Territory (in no event shall the aggregate of capital be less than $25 million), upon the closing of such financing transaction ASEC shall pay an annual license fee of $300,000, such fee to be paid in equal monthly installments of $25,000, payable per month on the first day of each month for the duration of the license.

iv.	No Other Fees. The fees set forth in this section replace and supersede any fees or payments due under the Original Agreement and the parties hereto acknowledge and agree that except as set forth elsewhere in this Agreement, no other fees or payments are due to UOR or SRS by ASEC.

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4.	DESIGNATED PROJECT

(a)         Each project which satisfies the following criteria is a “Designated Project”, and becomes part of the Territory hereunder:

(i)         the project must satisfy either of the following:

(A)         With respect to the development of a property by ASEC or in which ASEC will participate (“Designated Property”), ASEC must designate to UOR the property or properties to be developed (“Property”), together with the other parties involved, if any, such designation to include:

(1)         The name of the party, in the case of a Property being developed with a third party; and

(2)         The location of the property/project, with a description of the foregoing to include location, type of hydrocarbon extracted, and general scope of the project.

OR

(B)         With respect to the licensing or sub-licensing of the Licensed Technology, UOR Process and/or UOR Solvent to a third party (“Designated Party”), ASEC shall designate to UOR:

(1)         The name of the party; and

(2)         The proposed location of the property/project, with a description of the foregoing to include location, type of hydrocarbon extracted, and general scope of the project.

(ii)         UOR does not have a pre-existing relationship with the Designated Party as of the date of this Agreement. If UOR has a pre-existing relationship with a Designated Party, it will notify ASEC within three (3) business days from receipt of the designation notice of such relationship and provide reasonable documentation evidencing the relationship; and

(iii)         ASEC and the Designated Party enter into a Definitive Agreement with respect to the Designated Project within 180 days from the date of the designation notice received by UOR, unless extended by mutual agreement.

(collectively subparagraphs (a)(i)-(ii) above are herein referred to as the “Criteria”)

(iv)         The foregoing Criteria must be satisfied as of the date of the notice.

(b)         From and after the Determination Date in respect of a Designated Project, ASEC shall not lose any rights, or be required to transfer, convey or otherwise divest itself of any right or interest, in respect of such Designated Project solely by virtue of the fact that the Criteria may cease to be satisfied in respect of such Designated Project in question, after the notice date; provided that at the time the Definitive Agreements are signed with respect to such Designated Project, ASEC and/or the Designated Party have the financial ability/strength to develop such Project. Upon request, ASEC shall provide to UOR its financing plans or financial statements for a Designated Property, or the financial statements of a Designated Party, which shall show reasonable likelihood, in each respective case, of the Designated Project to be financed.

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(c)         With respect to the licensing or sub-licensing of the Licensed Technology to a Designated Party, ASEC will pay a royalty fee (the “Royalty”) to UOR, equal to 15% of the net fees collected by ASEC from such Designated Party. For purposes of clarity, “net fees” shall mean receipts received by ASEC from such Designated Party or otherwise agreed upon in writing by UOR, less any costs incurred in connection with the license (by way of example, not limitation, costs of research and development to modify the technology for a project, costs of administering the license and other costs born by ASEC under the license, but excluding G&A). Calculations and payments of Royalty shall be made as of the end of each calendar quarter, and shall be payable, on the 15th day of each January, April, July, and October in each year, commencing on the quarterly date following the first full or partial quarter in which ASEC receives payments from a Designated Party.

5.	DURATION

The License Term began on January 1, 2012 and shall continue for a period of twenty five years and so long thereafter as production of products using the Licensed Technology is commercially and economically feasible, unless sooner terminated under Section 8.

6.	ENGINEERING AND DEVELOPMENT OF SCALED UP SYSTEM

6.1         Engineering. (a) UOR, SRS and ASEC shall form an engineering committee (the "Engineering Committee") to coordinate the activities of the parties under this Agreement. The Engineering Committee will be comprised of two members, one of whom shall representative UOR and SRS, who will initially be Glenn McGinnis, and one of whom shall represent of ASEC, initially Robin Gereluk. Each Party shall use reasonable efforts to assure that its representatives so authorized to act on its behalf are present for all meetings of the Engineering Committee.

(b)         UOR and SRS, at the request of ASEC and/or the Engineering Committee, shall provide such engineering support to ASEC as reasonably necessary to assist ASEC in its efforts to implement the Licensed Technology for the design, engineering, construction and operation of a facility to fulfill the License Grant and as reasonably necessary to assist ASEC in its efforts to achieve its objectives of commercially viable volume separation and/or extraction of such hydrocarbons, to the extent possible. UOR and SRS will use commercially reasonable efforts to modify the Licensed Technology, at the request of ASEC, to fulfill the License Grant.

(c)         In connection with a Designated Project as set forth above, UOR and SRS agree to perform such services, as set forth above, in connection with such Project, with such additions or changes as may be mutually agreed to at the time of designation or at the time a definitive agreement is entered into with respect to such project.

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6.2         Special Services. UOR and SRS shall prepare specific technical information or data for ASEC, as reasonably requested by ASEC, including analysis of the separation characteristics of the sand from the bitumen in tar sands and the kerogen from the shale in oil shale.

6.3         Time and Materials . It is agreed that in respect of any work or services performed by UOR and SRS for or on behalf of ASEC pursuant to Section 6 and as agreed between such parties (collectively “Services”), UOR and/or SRS, as the case may be, shall be entitled to be paid by ASEC, the following amounts:

(a)         In respect of labor; for each individual who performs any of the Services, an amount equal to the number of hours spent by that individual multiplied by the hourly labor rate applicable to such individual as set forth on a rate-sheet delivered by UOR and/or SRS to ASEC, prior to agreement of the parties as to UOR and/or SRS’s performance of the Services in question, specifying the hourly labor rates for each individual who is contemplated to assist in performing such Services.

(c)         In respect of all tools, equipment, parts, accessories and other materials and subcontract labor purchased specifically in order to perform or carry-out any of the Services (herein referred to as “Materials”); An amount equal to the cost of the Materials plus an additional 20% of such cost.

(d)         In respect of out-of-pocket costs; ASEC shall pay UOR and SRS, in respect of all third-party costs and expenses reasonably incurred thereby and necessary in connection with the performance of the Services (hereinafter “Expenses”), an amount equal to the cost paid by UOR and/or SRS in respect of such Expenses.

(e)         UOR and SRS shall endeavor to keep the facilities and other equipment purchased under this Agreement and the hydrocarbons under Lease free from liens and encumbrances that might arise by reason of the activities or operations conducted under this Agreement. If a lien is placed on the Leases, facilities, other equipment, or any hydrocarbons by a third-party under contract with UOR and SRS, then UOR and SRS shall make reasonable efforts, at its cost, to remove the lien. However, if a lien is made by a third-party under a contract with ASEC to which UOR or SRS is not a party, then ASEC shall make reasonable efforts, at its cost, to remove the lien and to remove UOR and SRS as a Party in or to any such action.

6.5         Records. ASEC, UOR and SRS shall keep accurate books, accounts, and records of all its costs, expenses, receipts, activities, and operations under this Agreement and in compliance with GAAP. Unless otherwise provided in this Agreement, all records regarding the performance of a provision set forth in this Agreement (i.e., a payment provision) shall be available to a requesting party at all reasonable times during normal office hours. ASEC, UOR and SRS shall use good-faith efforts to ensure that settlements, billings, and reports rendered under this Agreement are complete and accurate.

7.	OWNERSHIP

7.1         Ownership of the Licensed Technology. To the best of their knowledge, UOR and SRS have all necessary rights to perform their obligations hereunder, including but not limited to Intellectual Property Rights in and to the Licensed Technology, and in trade-secrets, know-how, ideas, techniques, procedures and concepts embodied therein. To the best of UOR’s and SRS’s knowledge, the Licensed Technology does not infringe or otherwise impair or conflict with (collectively, "Infringe") the intellectual property rights of any third party or any confidentiality obligation owed to a third party. To the best of UOR’s and SRS’s knowledge, there is no litigation or order pending or outstanding or, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of the Licensed Technology and there is no valid basis for the same.

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7.2         Ownership of Modifications. All improvements and modifications to the Licensed Technology shall remain the sole and absolute property of UOR and SRS. ASEC does not obtain any rights, title or interests, including but not limited to intellectual property rights, in the Licensed Technology, other than the license conferred herein. Any equipment or other ideas not comprising the Licensed Technology shall be the property of ASEC.

8.	TERMINATION

8.1         Termination. A Party may terminate the rights and licenses granted to the other Party under this Agreement upon sixty (60) days written notice of termination to the other Party given at any time upon or after:

(a)         the filing by the other Party of a petition in bankruptcy or insolvency not dismissed within ninety (90) days of the filing;

(b)         any adjudication that the other Party is bankrupt or insolvent;

(c)         the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;

(d)         the appointment of a receiver for all or substantially all of the property of the other Party;

(e)         the making by the other Party of any assignment for the benefit of creditors;

(f)         the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter not dismissed within ninety (90) days of the institution of the proceedings; or

(g)         by UOR, if ASEC shall not have used commercially reasonable efforts to permit and develop tar and oil sand projects in the Territory, and does not commence such efforts within one hundred eighty (180) days of receiving written notice;

(h)         by UOR or SRS, if ASEC is in breach of any of its obligations hereunder, or is unable to perform its obligations hereunder, including without limitation the breach of failing to make a payment pursuant to a payment provision provided for in this Agreement;

(i)         by ASEC, if UOR or SRS is in breach of any of its obligations hereunder, or are unable to perform their obligations hereunder; provided that this Agreement may be terminated with respect to the Engineering Services to be delivered by SRS separately, and the License of the Licensed Technology by UOR shall continue.

8.2         Returning Confidential Information. All materials containing Confidential Information of the other Party shall be returned to that Party within thirty (30) days after termination of this Agreement.

8.3         Survival. The provisions of Sections 8, 9, 10 and 11 shall survive any termination of this Agreement.

9.	CONFIDENTIAL INFORMATION

9.1         Restrictions. Each Party shall hold in confidence, and shall use solely for purposes of or as provided in this Agreement, any Confidential Information received by it from the other or derived from Confidential Information received from the other, and shall protect the confidentiality of such with the same degree of care that it exercises with respect to its own information of like import, but in no event less than reasonable care. For the purpose of this Agreement, Confidential Information shall include business, financial or technical data, machine-readable or interpreted information, information contained in physical components, mask works or artworks, or combinations of publicly available information that are not publicly available in such combined form.

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9.2         Exceptions. The obligations of Section 9.1 shall not apply to any portion of the Confidential information which:

(a)         is now or which hereafter through no act or failure to act on the part of the receiving Party becomes generally known.

(b)         is hereafter furnished to the receiving Party by a third party without obligation to keep such information confidential;

(c)         is independently developed by the receiving Party without the use of the Confidential Information;

(d)         is required to be disclosed pursuant to a legal, judicial or administrative procedure or otherwise required by law; providing the disclosing Party gives the other Party notice of the proposed disclosure with sufficient time to seek relief;

(e)         is already in the possession of, or known to, the receiving Party prior to its receipt; or

(f)         is approved for release or use without restriction by written authorization of an officer of the disclosing Party.

Subject to the requirements of Sections 9.1 hereof, a receiving Party may disclose appropriate portions of Confidential Information, with written permission from the other Party, to its employees and consultants who have a need to know the specific information in question, auditors, lenders and regulators having a legitimate need or right to know, and which have agreed to be bound by the obligations of confidentiality herein, or by separate agreement with equal or greater restrictions, in which event the receiving Party will make a reasonable effort to minimize the amount of information disclosed and to cause such persons to maintain the confidentiality of the information disclosed.

9.3         Injunction. Confidential Information has been and will continue to be of central importance to the business of a disclosing Party, and its disclosure to or use by others will cause immediate and irreparable injury to the disclosing Party, which may not be adequately compensated by damages and for which there is no adequate remedy at law. In the event of any actual or threatened misappropriation or disclosure of Confidential Information, the receiving Party agrees that the disclosing Party will be entitled to an injunction prohibiting such misappropriation or disclosure, and to specific enforcement of the receiving Party’s obligations hereunder. The foregoing rights to an injunction and specific performance will be cumulative and in addition to every other remedy now or hereafter available to disclosing Party in law or equity or by statute.

10.	INTELLECTUAL PROPERTY RIGHTS INDEMNITY

(a)         UOR and SRS will defend ASEC from any third party action brought against ASEC to the extent based on a claim that the Licensed Technology, or any part thereof, infringe, misappropriate or otherwise violate any Intellectual Property Right which is the subject of a governmental grant, license or registration or is similarly recognized or perfected under applicable law (but not pending, unregistered, “common law” or otherwise inchoate rights) provided the claimant has given ASEC a reasonable period of time, not less than 180 days, in which to address or cure any purported infringement or violation, and will pay any costs, damages and reasonable attorneys’ fees attributable to such claim that are ultimately awarded against ASEC. ASEC will (i) promptly notify UOR and SRS in writing of the claim, (ii) grant UOR and SRS control of the defense and settlement of the claim, provided that ASEC has reasonably approved defense counsel and any settlement and (iii) provide UOR and SRS with all reasonable assistance, information and authority required for the defense and settlement of the claim.

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(b)         ASEC will defend UOR and SRS from any third party action brought against ASEC to the extent based on a claim for trespass, or with respect to any claim regarding mineral rights, property rights or other claims relating to the development of the properties, other than claims for which ASEC is indemnified pursuant to section 10 (a).

(c)         Section 10 (a) does not apply to a claim due to misapplication of the Licensed Technology by ASEC, by a Designated Party or by any party introduced by ASEC to the Licensed Technology, or to the extent attributable to use of the Licensed Technology, or part thereof, in combination with third party technology, where use of the Licensed Technology, or part thereof, alone is not infringing.

11.	REPRESENTATIONS AND WARRANTIES

11.1         Representations and warranties of UOR and SRS. UOR and SRS each represents and warrants that:

(a)         Each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.

(b)         Each has full power and authority and has taken all requisite action on its part necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the authorization of the performance of all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of each of UOR and SRS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

(c)         The execution, delivery and performance of this Agreement does not require the consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official

(d)         The execution, delivery and performance hereof will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) its Certificate of Incorporation or Bylaws, both as in effect on the date hereof or (ii)(a) any statute, rule, regulation, order or judgment of any governmental agency or body or any court, domestic or foreign, having jurisdiction over UOR or SRS or any of their respective assets or properties, or (b) any agreement or instrument to which either is a party or by which either is bound or to which any of their respective assets or properties is subject.

(e)         With respect to the UOR Solvent:

(i)         In laboratory tests and in the pilot tests of the UOR Machine applied to tar sand samples provided by ASEC:

(A)         the UOR Solvent separated the tar sands into its constituent components of bitumen, sand and water;

(B)         the UOR Solvent extracted a minimum of 99% of the bitumen in the sand;

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(C)         the separated bitumen contained less than 1% UOR Solvent after applied heat;

(D)         the sand separated from the tar sand in such test contained less than 2 ppm (w/w) solvent;

(E)         the UOR Solvent contained no sand, oil, water or any other contaminants post separation process and was fully reusable with no makeup required greater than noted in (C)

(F)         the water did not mix with the bitumen or UOR Solvent and can be separated and recovered in a form that can be released into the environment in accordance with all current United States, state and local laws and regulations (including regulations of the Environmental Protection Agency);

(ii)         The boiling point of the UOR Solvent is less than 225 degrees Fahrenheit;

(iii)         The UOR Solvent will not form an azeotrope with water and can phase-separate water in the process;

11.2         Representation and Warranties of ASEC. ASEC represents and warrants that:

(a)         It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.

(b)         It has full power and authority and has taken all requisite action on its part necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the authorization of the performance of all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of ASEC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

(c)         The execution, delivery and performance of this Agreement does not require the consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official.

(d)         The execution, delivery and performance hereof will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) its Certificate of Incorporation or Bylaws, both as in effect on the date hereof or (ii)(a) any statute, rule, regulation, order or judgment of any governmental agency or body or any court, domestic or foreign, having jurisdiction over ASEC or any of their respective assets or properties, or (b) any agreement or instrument to which either is a party or by which either is bound or to which any of their respective assets or properties is subject.

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12.	GENERAL

12.1         Choice of Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Utah, United States of America (except that body of law controlling conflict of laws) and specifically excluding from application to this Agreement that law known as the United Nations Conventions on the International Sale of Goods.

12.2         Counterparts. This agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute but one and the same instrument.

12.3         Entire Agreement. This Agreement, including all Attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter, but expressly excluding agreements pertaining to the nondisclosure or confidentiality of information. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor or against either Party. Unless otherwise provided herein, this Agreement may not be modified, amended, rescinded, or waived, in whole or in part, except by a written instrument signed by the duly authorized representatives of both parties.

12.4         Headings. The headings and captions in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.5         Independent Contractor. UOR and SRS are each an independent contractor to ASEC. This Agreement will not be deemed to create a partnership, joint venture or franchise, and neither Party is the other’s agent, partner, employee or representative, nor does a Party have any authority to bind the other Party to any obligation by contract or otherwise.

12.6         Notices. All notices required hereunder must be in writing and delivered either in person or by a means evidenced by a delivery receipt, to the addresses which follow or as otherwise notified in writing, and will be effective upon receipt:

To UOR:	Universal Oil Recovery LLC
26027 S. Nottingham Dr.
Sun Lakes, AZ 85248
Attn: Glenn McGinnis

To SRS:	SRS International
43460 Ridge Park Drive
Temecula, CA, 92590
Attn: George Hawranik

To ASEC:	American Sands Energy Corp.
4760 S. Highland Dr., #341
Salt Lake City, UT 84117
Attn: William Gibbs, President

12.7         No Rights in Third parties. This Agreement is made for the benefit of the Parties and not for the benefit of any third parties unless otherwise agreed to by the Parties in writing.

12.8         Relationship of the parties. No employees, consultants, contractors, or agents of one Party are agents, employees, franchisees, or joint ventures of the other Party, nor do they have any authority to bind the other Party by contract or otherwise to any obligation. No Party will represent to the contrary, either expressly, implicitly, or otherwise.

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12.9         Severability. In the event that any part of this Agreement is found to be unenforceable, the remainder shall continue in effect, to the extent consistent with the intent of the Parties as of the Effective Date.

12.10         Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that any Party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Universal Oil Recovery LLC	AMERICAN SANDS ENERGY CORP.

BY: /s/Glenn McGinnis	BY: /s/ William C. Gibbs

NAME: Glenn McGinnis	NAME: William C. Gibbs

TITLE: President	TITLE: President

SRS INTERNATIONAL

By: /s/ George Hawranik

NAME: George Hawranik

TITLE:

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Exhibit A

Wire Transfer Instructions

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Exhibit B

Form of Warrant

This warrant and the securities to be issued upon its exercise have not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), and the warrant may not be exercised by or on behalf of any U.S. person unless it is registered under the Act or an exemption from such registration is available. The warrant may not be exercised within the United States and the securities may not be delivered within the United States upon exercise unless registered under the Act or an exemption from such registration is available. For a period of at least six months from the date of this warrant, it may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the Act, or any exemption from the registration requirements of the Act is available. In addition, hedging transactions involving shares of the issuer may not be conducted unless in compliance with the Act.

Warrant No.	Warrant to Purchase
575,000 Shares of Common Stock
As Herein Described

WARRANT TO PURCHASE COMMON STOCK OF

AMERICAN SANDS ENERGY CORP.

This is to certify that, for value received, Universal Oil Recovery LLC, or its successors and assigns (in each case, the “Holder”), is entitled to purchase, subject to the provisions of this warrant (the “Warrant”), from American Sands Energy Corp., a Delaware corporation (the “Company”), at any time during the period from the date hereof (the “Commencement Date”) until 5:00 p.m., Pacific time on November 15, 2023, five hundred seventy five thousand (575,000) shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) at a per share price equal to $0.01 (the “Exercise Price”). The number of shares of Common Stock to be received upon exercise of this Warrant shall be adjusted from time to time as set forth below. This Warrant also is subject to the following terms and conditions:

1.            Exercise of Warrant. This Warrant may be exercised in full at any time from and after the date hereof and before the Expiration Date, but if such date is a holiday on which chartered banking institutions are authorized to close, then on the next succeeding day which shall not be such a holiday. Exercise shall be by presentation and surrender to the Company at its principal office, or at the office of any transfer agent designated by the Company, of (i) this Warrant, (ii) the attached exercise form properly executed, and (iii) a check for the Exercise Price for the number of Warrant Shares specified in the exercise form. Notwithstanding any provisions herein to the contrary, if the Market Price Per Share (as defined in Section 3 below) is greater than the Exercise Price (as adjusted to the last trading day prior to the exercise date), in lieu of exercising this Warrant for cash, the Holder may elect to receive full shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with a written notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A-B)

A

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Where:	X =	the number of shares of Common Stock to be issued to the Holder
	Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled
	A =	the Market Price Per Share (as defined below)
	B =	Exercise Price (as adjusted to the last trading day prior to the exercise date)

If this Warrant is exercised in part only, the Company or its transfer agent shall, upon surrender of the Warrant, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remaining number of Warrant Shares purchasable hereunder. Upon receipt by the Company of this Warrant in proper form for exercise, accompanied by payment as aforesaid, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.

For purposes of this Warrant, the term “Market Price Per Share” shall be the closing trade price of such security on the principal exchange on which such security is traded as reported by Bloomberg for the previous ten trading days, or, if no closing price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.

2.            Reservation of Shares. The Company shall, at all times until the expiration of this Warrant, reserve for issuance and delivery upon exercise of this Warrant the number of Warrant Shares which shall be required for issuance and delivery upon exercise of this Warrant. The Company covenants that the shares of Common Stock issuable on exercise of the Warrant shall be duly and validly issued and fully paid and non-assessable and free of liens, charges and all taxes with respect to the issue thereof.

3.            Fractional Interests. The Company shall not issue any fractional shares or scrip representing fractional shares upon the exercise or exchange of this Warrant. Rather, the Company shall round such share to the nearest whole share.

4.            No Rights as Stockholder. This Warrant shall not entitle the Holder to any rights as a stockholder of the Company, either at law or in equity. The rights of the Holder are limited to those expressed in this Warrant.

5.            Adjustments.

5.1            Subdivision or Combination of Shares. If the Company is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the number of Warrant Shares shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Common Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all of the Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

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5.2            Dividends in Common Stock or Securities Convertible into Common Stock. If the Company declares a dividend or distribution on Common Stock payable in Common Stock or securities convertible into Common Stock, the number of shares of Common Stock for which this Warrant may be exercised shall be increased, as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend or distribution, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend or distribution shall equal the aggregate amount so payable immediately before such record date.

5.3            Merger, Sale of Assets. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 5. The foregoing provisions of this Section 5.3 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

5.4            Reclassification. If the Company, at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, shall change any of the securities as to which purchase rights under this Warrant exist, by reclassification of securities or otherwise, into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 5.

5.5            Adjustment of Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted, the Exercise Price with respect to the Warrant Shares shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

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5.6            Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant or the Exercise Price of the Warrant Shares is adjusted as provided herein, the Company shall mail to the Holder a notice of such adjustment or adjustments, prepared and signed by the President or Secretary of the Company, which sets forth the number of Warrant Shares purchasable upon the exercise of the Warrant and the Exercise Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment, and the computation by which such adjustment was made.

6.            Transfer or Loss of Warrant.

6.1            Transfer. This Warrant may be transferred, exercised, exchanged or assigned (“Transfer” or “Transferred”), in whole or in part, subject to the provisions of this Section 6.1. The Holder shall have the right to Transfer all or a part of this Warrant and all or part of the Warrant Shares. The Company shall register on its books any Transfer of the Warrant, upon surrender of same to the Company with a written instrument of Transfer duly executed by the registered Holder or by a duly authorized attorney. Upon any such registration of a Transfer, new Warrant(s) shall be issued to the transferee(s) and the surrendered Warrant shall be cancelled by the Company. A Warrant may also be exchanged, at the option of the Holder, for one or more new Warrants representing the aggregate number of Warrant Shares evidenced by the Warrant surrendered. This Warrant and the Warrant Shares or any other securities (“Other Securities”) received upon exercise of this Warrant or the conversion of the Warrant Shares shall be subject to restrictions on transferability imposed by applicable law. This Warrant and the Warrant Shares may also be subject to restrictions on transferability under various applicable laws.

6.2            Compliance with Laws. The Holder represents and agrees that he/she/it will not transfer or assign this Warrant or the underlying shares unless and until the Holder and the Company have complied with all applicable laws relating to such transfer, including all securities laws.

6.3            Loss of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of reasonable satisfactory indemnification, or, in the case of mutilation, upon surrender of this Warrant, the Company will execute and deliver, or instruct its transfer agent to execute and deliver, a new Warrant of like tenor and date, any such lost, stolen or destroyed Warrant thereupon shall become void.

7.            No Impairment. The Company will not, by amendment of its Articles of Incorporation or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times, in good faith, take all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

8.            Holder’s Representations Regarding the Warrant. With regard to the Warrant Shares that may be issued to the Holder upon exercise of the Warrant, Holder represents and warrants to the Company that:

8.1            Holder has had the opportunity to be represented by such legal and tax counsel and others, each of whom has been personally selected by Holder, as Holder has found important or necessary to consult concerning this transaction, and any representation has included an examination of applicable documents, and analysis of all tax, financial, corporate law and securities law aspects. Holder, his/her/its counsel and advisors, and such other persons with whom Holder has found it important or necessary to consult, has sufficient knowledge and experience in business and financial matters to evaluate the above information, and the merits and risks of the terms and conditions of the Warrant, and to make an informed investment decision with respect thereto.

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8.2            The Company has made available to Holder, and to Holder’s counsel and advisors, prior to the date hereof:

(i)            the opportunity to ask questions of, and to receive answers from, the Company, its representatives, concerning the terms and conditions of the Warrant; and

(ii)           access to obtaining information, documents, financial statements, records and books (A) relative to the Company, the business and investment in the Company, and (B)  necessary to verify the accuracy of any information furnished to the Holder. All materials and information requested by Holder, and Holder’s counsel and advisors, or others representing Holder, have been made available and examined.

8.3            Holder is acquiring the Warrant for his/her/its own account and not as a fiduciary or any other person and for investment purposes only and not with a view for the transfer, assignment, resale, or distribution thereof, in whole or in part. Holder understands the meaning and legal consequences of the foregoing representations and warranties.

8.4            Holder qualifies as an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission.

9.            Notices. All notices and other communications provided for in this Warrant shall be in writing and delivered, telecopied or mailed, first class postage prepaid, addressed:

(i)            if to the Company:

American Sands Energy Corp.

Attention: Chief Financial Officer

4760 Highland Drive, Ste. 341,

Salt Lake City, Utah 84117

(ii)            if to Holder, at the address set forth on the signature page hereto or as may be designated by notice to the Company; and

(iii)           if to any subsequent holder of the Warrant or Warrant Shares, to the address as may be hereafter specified by notice to the Company.

Any such notice or communication shall be deemed to have been duly given when delivered, telecopied or mailed as aforesaid.

10.            Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Warrant is executed as of November 18, 2013.

COMPANY:	American Sands Energy Corp.

	By:	/s/ William Gibbs
Name: William Gibbs Title: Chief Executive Officer

HOLDER:	Universal Oil Recovery LLC

	By:	/s/ Glenn McGinnis
Name: Glenn McGinnis Title: Manager

Address for Notices:

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Annex A

[FORM OF EXERCISE]

(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase ___________ shares of Common Stock and herewith tenders payment for such shares of Common Stock

[  ] in the amount of $__________ by check made payable to “American Sands Energy Corp.”

[  ] net exercise pursuant to the formula in Section 1

The undersigned requests that a certificate for such shares of Common Stock be registered in the name of _____________________, whose address is ____________________________. If such number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant representing the remaining balance of the shares of Common Stock be registered in the name of _______________________, whose address is _________ ________________, and that such Warrant be delivered to _______________________, whose address is _______________________.

Dated: _________________

Signature:_______________________

(Signature must conform in all respects to name of

Holder as specified on the face of the Warrant.)

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